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                            1993 EXECUTIVE LONG-TERM INCENTIVE PLAN



(bullet) Three-year performance plan with three performance measures
            (bullet) Return on Equity
            (bullet) Total Electric Operation and Maintenance Cost Per
                     Kilowatt Hour Delivered
            (bullet) Capital Expenditures Per Customers Equivalent

(bullet) Financial threshold which must be achieved for awards to be paid
            (bullet) Return on Equity

(bullet) Plan covers approximately 100 senior managers

(bullet) Awards to be phased in over 3-year period (2nd year of phase-in)
            (bullet) Annual performance periods during phase in

(bullet) Eligible percentage of base salary at target performance level
            (bullet) Chief Executive Officer: 23%
            (bullet) Management Committee: 20%
            (bullet) Officer Team: 17%
            (bullet) Management Council Group 2: 7%

(bullet) Payouts and Deferrals
            (bullet) 50% of awards distributable in cash
                 (bullet) can receive as cash at end of performance period (bullet) can specify the end of deferral period
                 (bullet) can defer until retirement or termination
            (bullet) 50% of award subject to mandatory deferral as performance units
                 (bullet) can receive as cash at end of 3-year mandatory
                     deferral period
                 (bullet) can defer as performance units until retirement or termination

(bullet) Performance units adjustable for change in stock price and dividends

(bullet) Irrevocable elections are made prior to beginning of performance period

(bullet) Incentive awards are not included in benefits calculations